Exhibit 99.1

                       [LOGO OF FIDELITY FEDERAL BANCORP]

Contacts:         Donald R. Neel, President and CEO  (812) 429-0550, ext. 3301
                  Mark A. Isaac, VP and CFO          (812) 429-0550, ext. 3319

For Immediate Release:                               November 10, 2004

                     FIDELITY FEDERAL BANCORP ANNOUNCES PLAN
                  TO TERMINATE REGISTRATION OF ITS COMMON STOCK

(Evansville, IN) November 10, 2004, Fidelity Federal Bancorp (the "Company") (NASDAQ: FFED), the holding company of United Fidelity Bank, fsb (the "Bank"), announced today that its Board of Directors has unanimously approved a 1-for-30,000 reverse stock split. This transaction will allow the Company to terminate the registration of the Company's common stock with the Securities and Exchange Commission and result in the delisting of its shares on NASDAQ. The reverse stock split will be immediately followed by a 2,500-for-1 stock split. The record dates for the reverse and forward stock splits have not yet been determined, but are expected to occur not later than the end of the first quarter of 2005. Completion of the transaction is subject to filing requirements with the Securities and Exchange Commission and NASDAQ.

Under the terms of the proposed transaction, each 30,000 shares of the Company's common stock will be converted to one share of common stock. Shareholders owning fewer than 30,000 shares of the Company's common stock will be entitled to receive, in lieu of fractional shares, cash for each pre-reverse split share held on the effective date of the reverse stock split. The amount of cash per share to be received will be $1.85. Professional Bank Services has provided a fairness opinion dated November 9, 2004 to the Board of Directors that the payment of $1.85 for each pre-reverse split share is fair from a financial point of view to shareholders owning less than 30,000 Company common shares as well as to the remaining unaffiliated shareholders of the Company. At the effective time of the transaction, Professional Bank Services must provide to the Company a "bring-down" of its fairness opinion. The closing price of the Company's common stock on November 10, 2004 the last trading day prior to the announcement of this transaction, was $1.74. Under Indiana law, this transaction is not subject to the approval of the shareholders of the Company and no vote of the shareholders will be obtained in connection with the proposed transaction.

The proposed transaction is anticipated to reduce the number of shareholders of record to fewer than 300, which will allow the Company to terminate its reporting obligations under federal securities laws. As a result, the common stock of the Company will be voluntarily de-listed on NASDAQ. President and CEO Donald R. Neel noted, "After a long study and careful consideration, the Board of Directors concluded that there are substantial cost savings that may be achieved by taking the Company private, and that this opportunity outweighs the benefits of having a relatively thinly traded NASDAQ listed stock." Neel also noted, "The substantial costs of having a publicly-traded stock make it more difficult for smaller institutions to operate successfully in an increasingly competitive environment." Finally, Neel stated, "The Board's decision to terminate the registration of the Company's common stock will have no impact on the Bank's day-to-day operations, and will enable us to further refine our focus on meeting customers' financial needs."

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This press release is only a description of the proposed transaction and is not an offer to acquire or issue any shares of common stock. Details of the transaction may be found in the Company's Schedule 13E-3 which will be filed with the Securities Exchange Commission. The company also plans to furnish information to shareholders concerning the proposed transaction at a later date. Subject to regulatory clearance of the Company's filings relating to the reverse split, it is anticipated that the transaction will close not later than the end of the first quarter of 2005, at which time the Company will terminate the registration of its common stock with Securities Exchange Commission and delist its common stock from NASDAQ.

About Fidelity Federal
----------------------
The Company is a unitary savings and loan holding company headquartered in Evansville, Indiana. (NASDAQ:FFED) Its savings bank subsidiary, United Fidelity Bank, fsb, maintains four locations in Evansville and one in Warrick County. For more information about the Company, visit our website at www.unitedfidelity.com.

This news release contains forward-looking statements that are based upon the Company's current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to vary materially are economic conditions generally and in the market areas of the Company and the Bank, overall loan demand, increased competition in the financial services industry which could negatively impact the Company's ability to increase total earning assets, and retention of key personnel. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, the Bank's borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.


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